Exhibit 99.1

Fire at TTM Technologies’ Anaheim Facility Results in Minor Damage

COSTA MESA, CA – February 8, 2016 – The Anaheim, CA facility of TTM Technologies, Inc. (Nasdaq:TTMI) experienced a fire on Saturday afternoon, February 6th. No injuries resulted from the fire and only minor damage to the facility was incurred. There was no damage to any of the facility’s production equipment. The fire was quickly extinguished with the assistance of the local fire department. The facility has been cleared from an environmental and safety perspective and the Company has begun repairs and limited production. The Company expects to resume full production within one to two weeks.

TTM management will be working with customers to reschedule orders or provide backup manufacturing from one of TTM’s other facilities while repairs are being made. The Company does not expect this event to have a material impact on the financial results of the first quarter. “Our supervisors at the plant handled the situation perfectly, evacuating employees and working closely with the assistance of the local fire department and other authorities to insure the safety of our employees at the time of the fire and thereafter”, said Phil Titterton President of TTM’s Aerospace, Defense & Specialty Business Unit.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board (“PCB”) manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized.